Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement File Nos. 33-60502, 333-01360, 333-35243 and 333-87767 of our report dated February 11, 2004, with respect to the consolidated financial statements and schedule of Smart & Final Inc. included in the Annual Report (Form 10-K) for each of the three years in the fiscal period ended December 28, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 9, 2004